Exhibit 4.53

Schedule 5

No.: DB2017SHLDBA10039

GUARANTY CONTRACT

(FOR A SINGLE DEAL)

Table of Contents

Clause 1 Guaranty Liabilities	1

Clause 2 Representations and Warranties	3

Clause 3 Covenants	4

Clause 4 Events and Handling of Breach	7

Clause 5 Miscellaneous Provisions	9

Clause 6 Essence of Contract	11

Schedule: Form of Letter of Undertaking of Spouse Agreeing to Dispose of the Jointly Owned Properties (applicable if the Guarantor is a natural person):

GUARANTY CONTRACT

Obligee: Shenyang Rural Commercial Bank Co., Ltd., Shenhe Sub-branch

Guarantors: Wang Song, Kou Xiaohong

Whereas:

The Guarantors listed above (hereinafter referred to as the “Guarantors”) are voluntary to assume the guaranty liabilities pursuant to this Contract and hereby agree on as follows so as to ensure that the obligor fully and timely performs its obligations under the master contract and secure the realization of the Obligee’s obligatory rights.

Clause 1 Guaranty Liabilities

1.1	Guaranty Mode

The guaranty hereunder shall be the joint and several liability guaranty.

The Guarantors confirm that the Obligee shall be entitled to first require any Guarantor hereunder to assume the guaranty liabilities within the scope of guaranty agreed herein without first requiring other sureties to perform their security liabilities, whether or not the Obligee holds other secured rights (including but not limited to such security modes as guaranty, mortgage and pledge) as for the obligatory rights under the master contract, when the obligor fails to perform its debts pursuant to the provisions of the master contract.

1.2	Scope of Guaranty

In addition to the master obligatory rights referred to herein, the scope of guaranty hereunder also extends to the interests (the interests referred to herein include interests, default interests and compound interests), liquidated damages, indemnities, charges and other costs arising from the execution or performance of this Contract, and the costs arising from the Obligee realizing the secured rights and obligatory rights (including but not limited to taxes, litigation costs, enforcement costs, assessment costs, auction costs, lawyers’ fee and traveling costs), and the deposits which shall be made up by the obligor at the requirement of the Obligee pursuant to the master contract.

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1.3	Guaranty Period

The guaranty period shall be two years after the date on which the time limit for the performance of the master debts shall expire.

If the master contract stipulates the installment repayments, the Guarantors shall assume the guaranty liabilities for the obligations of installment repayments under the master debts, and the guaranty period shall be two years after the date on which the time limit for the last installment repayment shall expire.

The terms of “due” and “expire” referred to herein include the circumstances where the Obligee declares the acceleration of the master debts.

The accelerated expiry date declared by the Obligee shall be the date on which the time limit for the performance of the master debts shall expire, if it declares the acceleration of the master debts.

If the Obligee and obligor reach an extension agreement on the time limit for the performance of the master debts, the guaranty period shall be two years after the date on which the time limit for the performance of the master debts to be agreed further in such extension agreement shall expire.

1.4	Modification of the Master Contract

The Guarantors hereby confirm that if any grace granted by the Obligee to the obligor or a modification of or amendment to any term of the master contract made by the Obligee and obligor or other circumstance does not aggravate the liabilities of the Guarantors, it is not required to be agreed by the Guarantors, the rights or interests of the Obligee hereunder will not be affected by such modification, and the security liabilities of the Guarantors will not be mitigated or relieved as a result thereof.

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1.5	Reservation of Rights

Any grace or extension granted by the Obligee to the obligor or delay of the Obligee in exercising the rights hereunder shall not affect, impair or restrict any right held by the Obligee pursuant to this Contract and the law, and shall neither be deemed as the waiver by the Obligee of the rights or interests hereunder, nor relieve the Guarantors from any obligation which shall be undertaken by them hereunder; any relief, mitigation, extension or delay of any liability granted by the Obligee to any surety under the loan contract shall not affect, impair or restrict the obligatory rights held by the Obligee against the other sureties; any grace or extension granted by the Obligee to the borrower or delay of the Obligee in exercising the rights under the loan contract shall not affect or relieve the Guarantors from the guaranty liabilities.

Clause 2 Representations and Warranties

The Guarantors make the representations and warranties to the Obligee as follows:

(1)	They shall be civil subjects with complete capacity for civil rights and capacity for civil acts, have the power to execute this Contract, and have obtained all such authorizations and approvals as necessary to execute this Contract and perform their obligations hereunder.

(2)	The execution or performance of this Contract shall neither violate the laws or articles of association, or the relevant documents, judgments or awards of the competent authorities which shall be observe by the Guarantors, nor breach any contract or agreement having been executed or any other obligation undertaken by the Guarantors.

(3)	All materials and information provided by them shall comply with the relevant provisions of the applicable law, and be true, valid, accurate and complete without any concealment.

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(4)	The financial materials provided by them shall truly and fairly reflect the financial conditions of the Guarantors. There is no material adverse change having occurred to the operating conditions or financial conditions of the Guarantors since the issue of the latest audited financial statement.

(5)	They will complete the registrations, filings or other procedures required by this Contract and pay the relevant taxes and costs.

(6)	There is no circumstance or event which causes or may cause material adverse effect on the ability of the Guarantors to perform this Contract.

Clause 3 Covenants

3.1	Commitments of Guarantors

(1)	The Guarantors undertake not to perform the following acts prior to obtaining the written consent of the Obligee:

a.	to transfer (including in such forms as sale, donation, offset of debts and exchange), create mortgage or pledge over or otherwise dispose of all or a majority of their substantial assets;

b.	to significantly change the operating system or form of property rights organization, including but not limited to the occurrence of restructuring, transfer of equity interest, merger (or consolidation) and decrease of capital;

c.	to conduct or apply for bankruptcy, restructuring, dissolution or closure of business, or to be revoked by the superior competent authority, or abnormally cease business;

d.	to execute a contract / an agreement having material adverse effect on the ability of the Guarantors to perform the obligations hereunder, or to undertake the relevant obligation having such effect.

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(2)	The Guarantors undertake that the Obligee shall be immediately notified within five (5) banking business days after the occurrence of the following events:

a.	a relevant event occurs which causes the representations or warranties made by the Guarantors herein to be untrue, inaccurate or incomplete, or violate the provisions of the laws or become invalid;

b.	the Guarantors or their controlling shareholders, actual controllers or their affiliates or legal representatives are involved in litigation or arbitration, or their assets are attached, distressed, frozen, compulsorily enforced or adopted other measure having the same effect;

c.	a change occurs to the legal representatives or authorized agents, responsible persons, principal finance chiefs, correspondence addresses, enterprise names, offices or other items of the Guarantors, or the Guarantors change their domiciles, habitual residences, workplaces, leaving the cities for a long time where they live, change their names or an adverse change occurs to the level of their revenues;

d.	the Guarantors are in the application by other obligees for restructuring or bankruptcy, or revoked by the superior competent authority.

(3)	The Guarantors undertake that they provide the relevant financial materials as per the requirement of the Obligee during the execution and performance of this Contract.

(4)	The Guarantors undertake that they will be jointly liable for making up the deposits under the master contract (such deposits will also be used as the pledge for the master obligatory rights without further execution of a pledge agreement of deposit) if the obligor fails to make up (including making up in advance) the deposits thereunder as per the requirement of the Obligee. The Guarantors making up the deposits shall not relieve them from the guaranty liabilities which shall be assumed by them hereunder. Any loss (including the loss in interests) arising from the Guarantors assuming their liabilities for making up the deposits pursuant to this Contract shall be solely borne by them.

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(5)	The Guarantors confirm that they shall not exercise the right of recourse and relevant rights (including but not limited to making offset with any debt owed by them to the obligor) against the obligor available to them due to assuming the security liabilities hereunder prior to all obligatory rights of the Obligee under the master contract being fully satisfied.

(6)	If the obligor prepays all or a part of the debts or the obligor makes individual payment to the Obligee, the Guarantors shall continue to assume the joint and several guaranty liabilities for the obligatory rights of the Obligee accruing after such prepayment or the rescission of individual payment.

3.2	Provisions for Deduction and Transfer

(1)	If the Guarantors owes debts due and payable or shall make up the deposit, the Obligee shall be entitled to directly deduct and transfer the fund in any account opened by the Guarantors at Shenyang Rural Commercial Bank Co., Ltd. or its branch so as to pay the debts due and payable or make up the deposit.

(2)	The Obligee shall be entitled to choose to pay the principals, interests or other costs, etc. with the amounts acquired by it. The Obligee will determine the order of the satisfaction of the obligatory rights if there are concurrently a number of obligatory rights due and unpaid.

3.3	Conversion at Exchange Rate

If the conversion involved hereunder is made at an exchange rate, such conversion shall be made at the foreign exchange price to be determined by the Obligee, and the relevant risks and losses in foreign exchange shall be borne by the Guarantors.

3.4	Evidence of Obligatory Rights

The valid evidence of the obligatory rights guaranteed by the Guarantors shall be subject to the accounting evidence issued and recorded by the Obligee in accordance with its regulations on business or other valid supporting materials.

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3.5	Notices and Service

(1)	The notices sent by one party hereto to the other party shall be sent to the address listed on the signature page of this Contract until the other party notifies in writing of the change in such address. The notice sent to the said address shall be deemed to have been served on the following dates: if sent in a letter, on the seventh (7th) banking business day after a registered mail has been posted to the address listed on the signature page of this Contract; if served in person, on the date when signed by the addressee for receipt (provided that all notices, requirements or other correspondences sent or delivered to the Obligee shall be deemed to have been served when actually received by the Obligee, and all notices or requirements sent to the Obligee by fax or email shall be confirmed afterwards by the delivery in person or post of their originals (affixed to the official seal as for a non-natural person, or signed as for a natural person) to the Obligee).

(2)	The Guarantors agree that the summonses and notices sent for initiating any lawsuit against them shall be deemed to have been served only if sent to the addresses listed on the signature page of this Contract. The change in the said addresses shall not become valid against the Obligee unless a written prior notice has been sent to the Obligee.

Clause 4 Events and Handling of Breach

4.1	Breach Events

Any following circumstance shall constitute a breach of the Guarantors against the Obligee:

(1)	the obligor has any breach against the Obligee under the master contract;

(2)	any representation or warranty made by the Guarantors herein is untrue, inaccurate or misleading, or have become invalid or been breached;

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(3)	the Guarantors breach any item provided under Clause 3 hereof or other obligations provided herein;

(4)	the Guarantors cease business, cease production, close business, are reorganized, restructured, in a deadlock, liquidated, taken over or under trusteeship, dissolved or bankrupt, or the business license is revoked or deregistered or go bankrupt;

(5)	the financial conditions of the Guarantors deteriorates, their operation meets serious difficulty, or an event or a circumstance occurs which has adverse effect on their normal operation, financial conditions or ability to pay debts ;

(6)	the Guarantors or their controlling shareholders, actual controllers or their affiliates or legal representatives are involved in material litigation or arbitration, or their assets are attached, distressed, frozen, compulsorily enforced or adopted other measure having the same effect and cause adverse effect on the ability of the Guarantors to pay debts;

(7)	the Guarantors are dead or declared to be dead, or transfer assets or attempt to transfer assets by taking use of the change in marital relations, if they are natural persons;

(8)	other circumstance occurs which, at the reasonable discretion of the Obligee, may have or have had material effect on the ability of the Guarantors to perform this Contract.

4.2 Handling of Breach

If any breach event referred to above occurs or the Obligee may exercise the security rights hereunder pursuant to the provisions of law, the Obligee shall be entitled to declare the acceleration of the master obligatory rights and/or require the Guarantors to assume the guaranty liabilities pursuant to the law or make up the deposit in accordance with this Contract.

4.3 If this Contract becomes invalid due to the Guarantors, the Guarantors shall be liable for indemnity within the scope of guaranty hereunder.

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Clause 5 Miscellaneous Provisions

5.1	Applicable Law

This Contract shall be governed by and interpreted in accordance with the law of the People’s Republic of China (for the purpose hereof, not including the law of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region).

5.2	Dispute Settlement

Any dispute in connection with this Contract may be settled through amicable negotiation; if no agreement may be reached through negotiation, a lawsuit may be brought to the people’s court at the domicile where the Obligee is located. The parties shall continue to perform the terms not involved in the dispute during the dispute.

5.3	Effectiveness, Modification and Termination

(1)	This Contract shall become effective upon the signatures (or affixture of seals) of and affixture of official seals by the legal representatives or authorized agents of the Guarantors and the signature (or affixture of seal) of and affixture of official seal (or contract seal) by the legal representative / responsible person or authorized agent of the Obligee, and terminate when all obligatory rights secured hereunder have been satisfied (if the Guarantors are natural persons, only their signatures are required).

(2)	The validity of this Contract shall be independent from that of the master contract, and it shall not be invalidated or annullable due to the invalidity or annulment of the master contract. The invalidity, annulment or unenforceability of any term hereof shall not affect the validity or enforceability of the remaining terms hereof.

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(3)	No party hereto may modify or earlier terminate this Contract without the consent of the other party after this Contract shall become effective. If this Contract needs to be modified and terminated, the parties shall negotiate and reach an agreement and enter into a written agreement.

5.4	Miscellaneous

(1)	For the purpose hereof, the term of “law” referred to herein shall mean the laws, regulations, rules, local regulations, judicial interpretations and any other applicable provisions.

(2)	For the purpose hereof, the terms of “contract”, “master contract” and other documents referred to herein shall include the subsequent modifications of, or amendments or supplements to such documents; the parties referred to herein shall include but not be limited to the Guarantors, Obligee and debtor, and shall include such parties themselves and their subsequent legal heirs or successors.

(3)	For the purpose hereof, the term of “financing” referred to herein shall mean the accommodation of funds or credit support provided by banks to the debtor through including but not limited to loans, opening of bank acceptance bills and other banking business.

(4)	The schedules hereto shall be integral part thereof and have the same legal effect as this Contract.

(5)	The parties may agree on and record in Clause 6 hereof the matters not defined herein and required to be supplemented or may separately reach written agreements attached as the schedules hereto.

(6)	Unless otherwise indicated herein, the relevant terms and expressions herein shall have the same meaning as in the master contract.

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Clause 6 Essence of Contract

6.1	The master contract secured by this Contract:

The Loan Contract executed by the obligor and Obligee on December 21st, 2017 (No.: 2017SHLDAB10039).

6.2	The obligor under the master contract:

ChinaCache Xin Run Technology (Beijing) Co., Limited

6.3	The master obligatory rights secured:

The financing and interests, liquidated damages, damages, costs and other obligatory rights agreed in the scope of guaranty under Clause 1.2 hereof provided by the Obligee to the obligor pursuant to the master contract amounting to RMB (currency) two hundred and twenty million Yuan only (in letters) (the said “financing” means the accommodation of funds or the services undertaking the obligations of contingent liabilities provided by the Obligee to and for the obligor within the scope of the specific kinds of business under the master contract, including but not limited to the business of loans and bank acceptance bills).

If a compelled advance occurs under the said bank acceptance bills, then the master obligator rights will accordingly be converted to the advance paid by the Obligee.

6.4	The time limit for the performance of the master debts under the master contract:

December 21st, 2017 to December 20th, 2022

6.5	Counterparts

The originals of this Contract are made in duplicate of the same legal effect, the Obligee holding one, the Guarantors holding one and holding .

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6.6	Other Matters Agreed on by the Parties (if any)

 the borrower shall assume the relevant liabilities for breach and our bank shall be entitled to withdraw the loans in advance, if the borrower fails to use the loans for the purpose, or fails to apply the funds of loans in the agreed manner, or fails to observe the commitments, or the document or information of the application for loans is not true, or there is other circumstance occurring to the borrower; ‚ the borrower shall timely inform the lending bank and the lending bank will withdraw the funds of loans already made under the equipment, if the equipment fails to pass the acceptance testing or there is other circumstance occurring after the making of loans and causes the return of goods by the borrower; ③ the borrower shall fully repay the loans of our bank for the purchase of the equipment if the borrower transfers or disposes of the equipment purchased during the term of loans; ƒ the borrower shall assume the relevant liabilities for breach and our bank may declare the acceleration of the loans and shall be entitled to require to repay the loans or dispose of the gage in advance if the borrower evades the custody over funds .

(the remainder of this page is intentionally left blank)

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(this page bears no text and is the signature page)

This Contract is entered into by and between the following parties on December 21st, 2017. The Guarantors confirm that when entering into this Contract, the parties have explained and discussed all terms in detail, the parties have no doubt on all terms of this Contract and have accurate and unmistakable understanding of the legal meaning of the relevant rights and obligations of the parties hereto and the terms of limitation or disclaimer of liabilities.

Guarantors (Official Seals)	Obligee (Official Seal or Contract Seal)

Legal Representatives or Authorized Agents (Signatures or Seals)	Responsible Person or Authorized Agent (Signature or Seal)

(the foregoing is applicable to legal persons)

Guarantors (Signatures) Types and Numbers of Valid Identity Certificates:
(the foregoing is applicable to natural persons)

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Primary Business Address (Domicile):	Primary Business Address (Domicile): No. 25 Fengyutan Street, Shenhe District, Shenyang

Postcode:	Postcode:
Tel:	Tel: 13998117132
Fax:	Fax:
Email:	Email:
Contact Person:
Contact Person:

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Schedule: Form of Letter of Undertaking of Spouse Agreeing to Dispose of the Jointly Owned Properties (applicable if the Guarantor is a natural person):

LETTER OF UNDERTAKING FOR AGREEMENT ON DISPOSAL OF JOINTLY OWNED PROPERTIES

No.:

To: Shenyang Rural Commercial Bank Co., Ltd., __________ Sub-branch,

I, _____________ (No. of identity card:_____________________), is the legal spouse of the Guarantor ________________, and hereby makes the following commitments for the execution and performance of the Guaranty Contract (No.:________________):

I have fully become aware of the matters regarding the execution by ________ of the said Guaranty Contract and I agree on the execution and performance of the said Guaranty Contract, and is willing that the Obligee shall be entitled to dispose of the jointly owned properties in accordance with the provisions of the said contract when the Guarantor shall assume the security liabilities pursuant to the Guaranty Contract.

Undertaken by (Signature):

Date: ___(month)___(date),___(year)

Appendices:

Copy of Identity Card.

Copy of Marriage Certificate.

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